Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Expert” in the Registration Statement (Form S-3) and related Prospectus of Integral Systems, Inc., and subsidiaries for the registration of 224,931 shares of its common stock, and to the incorporation by reference therein of our report dated November 22, 2004, with respect to the consolidated financial statements of Integral Systems, Inc., and subsidiaries as of September 30, 2004, and for the years then ended, included in its Annual Report (Form 10-K) as filed with the Securities and Exchange Commission.

/s/ Grant Thornton LLP

Vienna, Virginia
November 17, 2005